Exhibit 14

FIDELITY BANKSHARES, INC.

CODE OF ETHICS

FOR

SENIOR OFFICERS

I.	POLICY

This Code of Ethics has been adopted to establish the standards and guidelines of the Company’s chief executive officer, senior financial officers, including the Company’s principal financial officers, controller, principal accounting officer and persons performing similar functions (collectively, “Insiders”). To the extent this Code of Ethics applies to Senior Financial Officers (as that term is defined in Section 406 of the Sarbanes-Oxley Act of 2002) it is intended to comply with Section 406 of the Sarbanes-Oxley Act of 2002.

II.	APPLICABILITY

Each of the Company’s Insiders have a responsibility to deal ethically and honestly in all aspects of the Company’s business including the ethical handling of actual or apparent conflicts of interest (as defined below) and to comply fully with all laws, regulations and Company policies. Each Insider is expected to assume responsibility for applying these standards of ethical conduct and for acquainting himself/herself with the various laws, regulations and Company policies applicable to his or her assigned duties. When in doubt, Insiders have the affirmative responsibility to seek clarification from their supervisor, or, if necessary, from legal counsel or members of the Board.

III.	ADMINISTRATION AND ENFORCEMENT

Board of Directors. The Board of Directors of the Company (the “Board”) is responsible for approval and oversight of the Company’s Code of Ethics (this “Code”). The Board has responsibility for implementing this Code, reviewing and assessing at least annually the effectiveness of this Code, and overseeing the administration, updating and any required amendments to this Code. The Chief Executive Officer of the Company and the in-house corporate counsel (“Corporate Counsel”) are charged with the responsibility of reviewing changes in laws applicable to the Company with the Company’s outside corporate counsel and recommending changes in this Code to the Board for its consideration and approval. Accordingly, the Board may adopt supplements to and revisions of this Code from time to time.

Corporate Counsel. To assist the Board in administering this Code on a regular basis and to provide guidance in situations where Insiders may have questions concerning the right course of action to take, the Board shall appoint a Corporate Counsel to provide guidance on implementing this Code and to work with the officers of the Company to ensure compliance with this Code. It is the responsibility of the Chief Executive Officer, with assistance from the Compliance Officer, to ensure that this Code has been read and understood by all Insiders. The Corporate Counsel will meet as necessary with the officers of the Company and the Board to implement this Code, but will report to the Board no less than every year barring extraordinary circumstances.

Certification Statements and Candor. All Insiders are required to certify at least once each year, by the last day of January (or such other date as may be selected by the Board), that they have read and understand the current version of this Code. Likewise all new Insiders are required to certify that they have read and understand the current version of this Code within thirty days of becoming an Insider. All executed certification statements will be maintained in the personnel file of each Insider. No later than the meeting of the Board of Directors held in conjunction with the annual meeting of shareholders in each year the Corporate Counsel shall report to the full Board noting any Insiders who have not executed a current certification statement. All information disclosed in the certification statements shall be treated on a confidential basis, except to the extent reasonably necessary to protect the Company’s interests or comply with legal or regulatory requirements.

THIS CODE OF ETHICS IS INTENDED TO CREATE AN OPPORTUNITY FOR INSIDERS TO EXPRESS CONCERNS RELATING TO CORPORATE ACCOUNTABILITY, ALLEGED VIOLATIONS OF COMPANY POLICY, FEDERAL AND STATE STATUTES AND ALLEGATIONS OF CORPORATE MISDEEDS. THERE WILL BE NO DISCRIMINATION OR RETALIATION AGAINST ANY INSIDER WHO REPORTS SUCH VIOLATIONS OR ALLEGATIONS IN GOOD FAITH.

Waivers. This Code is intended to apply equally to all Insiders. Accordingly, any waiver of the standards set forth in this Code may be made only by the Board and must be disclosed to shareholders within five (5) business days by either filing an SEC Form 8-K or the posting notice on the Company’s website continuously for 12 months (provided the Company has disclosed to the SEC in its most recent annual report that amendments to and waivers of the Code will be disclosed on the Company’s website).

IV.	ACCURACY IN REPORTING

Corporate Records. Each Insider has a responsibility to ensure that all Company documents and reports for which the Insider is responsible are prepared and maintained properly and are free of any false, misleading, incomplete or otherwise improper information. Insiders are prohibited from defrauding, misleading, manipulating or coercing any employees or directors of the Company or any advisors to the Company, including outside counsel or auditors.

Financial Statements. Whenever an Insider is responsible for the preparation or review of the Company’s financial statements, the Insider shall ensure that the financial statements are prepared in accordance with generally accepted accounting principles as currently in force.

Errors or Misleading Statements. If an Insider ever becomes aware of an error or potential misstatement in any company documents including financial statements or other documents filed with the SEC, the Insider must contact immediately the Insider’s supervisor and the Corporate Counsel and report the error or potential misstatement.

Audits. All Insiders shall cooperate fully with any audits of the Company’s financial statements or other corporate documents whether conducted internally or by a third party.

V.	CONFLICTS OF INTEREST

A. In General. For purposes of this Code, a “conflict of interest” may be deemed to exist where any Insider or an affiliate of an Insider has any personal or financial interest, direct or indirect, in any Company action, failure to act, decision not to act or method of action, in connection with any transaction relating to the Company’s internal or external operations.

Loans made to directors and officers and their affiliates in accordance with Company policy and consistent with applicable regulatory requirements will not in and of itself result in a conflict of interest.

Appearance of Conflict of Interest. The term “conflict of interest” shall also include an appearance of a conflict of interest. An appearance of a conflict of interest shall arise where the facts and circumstances do not give rise to a full conflict of interest, but are so similar in nature that they may create doubt as to the impartiality or loyalty of an Insider in connection with the transaction where the appearance arises.

The final determination as to whether a conflict of interest exists will be made by the Board of Directors after its review of the facts and circumstances as it deems relevant.

B. Corporate Opportunities

General Prohibition. Insiders must not profit or otherwise take advantage from inside information or take business opportunities which are within the line of business conducted by the Company or within a line of business that the Company might reasonably be expected to enter in the future. Notwithstanding the foregoing, this general prohibition shall not be applicable to business opportunities outside the Company’s immediate or contiguous market area or business opportunities not set forth in the Company’s most recent business plan. In evaluating whether a business opportunity represents a corporate opportunity of the Company, a director or officer may rely on the Company’s most current business plan.

C. Insider Transactions

Disclosure. Insiders shall disclose all conflicts of interest they may have with regard to any contract or other business arrangement to be entered into by the Company. Contracts or other business arrangements between the Company and an Insider or between the Company and an affiliate of an Insider, shall be presented by the Board for review prior to approval by the Board or responsible officer only after full disclosure of the conflict of interest by the Insider who shall thereafter recuse himself/herself from the decision making process and abstain from voting on the matter.

VI.	REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

The Company strives to maintain sound and ethical business practices and holds all Insiders to high ethical standards. In order to maintain these standards, Insiders have an affirmative obligation to report to the Insider’s supervisor, if appropriate, or the Corporate Counsel a violation of any laws, regulations or provisions of this Code by any Insider. If an Insider is ever uncertain of the best course of action in a specific situation, Insiders should seek immediately clarification and help from their supervisor or the in-house Corporate Counsel.

The Company will not tolerate any attempt by anyone to retaliate against an Insider who, while acting in good faith pursuant to this Code, reports illegal or unethical behavior by any employee, director, officer or third party advisor to the Company. Thus, no Insider may be discharged, demoted, suspended, or in any manner threatened, harassed or discriminated against for providing information about violations of the law or this Code, or assisting in the investigation of a violation of the law or this Code, or participating in bringing or bringing a lawsuit.

VII.	BREACHES OF ETHICAL BEHAVIOR

If any Insider breaches any of the provisions of this Code, such breach shall be reported to the Insider’s supervisor, Corporate Counsel or the chief executive officer. The breach shall also be reported to the Board. The Corporate Counsel and the Board shall review, or designate a committee to review, the facts and circumstances of the breach of this Code and shall determine the appropriate remedy including immediate termination for cause of the Insider who breached this Code.

FIDELITY BANKSHARES, INC.

Code of Ethics

Certification Statement

As              (Title) of Fidelity Bankshares, Inc. (the “Company”), I hereby acknowledge receipt of a current copy of the Company’s “Code of Ethics” which applies to my professional and personal dealings with the Company. By executing this Certification Statement, I acknowledge that I have read and understand the Company’s Code of Ethics and agree to be bound by all provisions therein for as long as I am an Insider as defined in the Company’s Code of Ethics.

Acknowledged and Agreed:

(Signature)	(Date)

5